Exhibit 10.6

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR COMPANY EMPLOYEES

UNDER INTELLIA THERAPEUTICS, INC.

2025 EQUITY INCENTIVE PLAN

Name of Grantee:	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
Number of Restricted Stock Units:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Grant Date:	%%OPTION_DATE,'Month DD, YYYY'%-%
Vesting Commencement Date:	%%GRANT_USER_DEFINED_FIELD_2%-%

Pursuant to the Intellia Therapeutics, Inc. 2025 Equity Incentive Plan as amended through the date hereof (the “Plan”), Intellia Therapeutics, Inc. (the “Company”) hereby grants an award of the Number of Restricted Stock Units (as defined in the Plan) specified above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.0001 per share, of the Company (the “Stock”).

1.
Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the relevant Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) the corresponding shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.
Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains in a Service Relationship (as defined in the Plan) through the applicable Vesting Date, as specified in this Paragraph 2; provided that, consistent with Section 2(b) of the Plan, the Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Vesting Schedule

Incremental Number of Restricted Stock Units Vested	Vesting Date

3.
Termination of Service Relationship. Unless otherwise determined by the Administrator, if the Grantee’s Service Relationship terminates for any reason (including death or disability) prior to the applicable Vesting Date set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of the Grantee successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units. In addition, this Award is subject to the terms and conditions of the Intellia Therapeutics, Inc. Retirement Policy for Equity Awards, a copy of which is attached hereto as Exhibit A.

4.
Issuance of Shares of Stock; No Fractional Shares. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such Vesting Date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares. No fractional shares of Stock shall be issued pursuant to this Award.
5.
Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.
Tax Withholding.
(a)
Unless otherwise determined by the Administrator, the Company’s tax withholding obligation shall be satisfied in full by a mandatory, non-discretionary arrangement whereby (i) the Company shall issue to a broker designated by the Company and acting on behalf and for the account of the Grantee a number of shares of Stock resulting from the vested Restricted Stock Units sufficient to satisfy the applicable withholding taxes or other required withholdings which arise in connection with such settlement; provided, that the amount sold does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment, along with any applicable third-party commission (“Sale to Cover”), and

(ii) the proceeds of such Sale to Cover shall be remitted to the Company. In the event the proceeds from the Sale to Cover are insufficient to fully satisfy the applicable withholding taxes, the Grantee authorizes withholding from payroll and any other amounts payable to the Grantee, in the same calendar year, and otherwise agrees to make adequate provision through the submission of cash, a check or other valid form of payment accepted by the Company, at its sole discretion for any sums required to satisfy the remaining applicable withholding taxes. Unless the withholding tax obligations of the Company and/or any Affiliate are satisfied by the Grantee in accordance with this provision, the Company shall have no obligation to issue any shares of Stock on the Grantee’s behalf pursuant to the vesting of the Restricted Stock Units.

(b)
Acknowledgments. The Grantee acknowledges that the Grantee is responsible for obtaining the advice of the Grantee’s own tax advisors with respect to the Award, and the Grantee is not relying on any statements or representations of the Company or any of its agents with respect to any tax consequences relating to the Award. The Grantee understands that the Grantee (and not the Company) is responsible for the Grantee’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Award.
(c)
Reporting. The Grantee acknowledges and agrees to comply with all necessary reporting obligations in the Grantee’s jurisdiction (in relation to all taxes, social security contributions and any other similar charges) that arise in relation to the Award.
7.
Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
8.
No Obligation to Continue Service Relationship. Neither the Company nor any

Affiliate is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s Service Relationship at any time.
9.
Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.
Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its Subsidiaries and Affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
11.
Compensation Recovery Policy. If applicable, the Grantee hereby acknowledges receipt of the Company’s Compensation Recovery Policy, as may be amended or restated from time to time, and acknowledges and agrees that this Award, and/or the shares of Stock issued upon settlement of this Award, may be subject to recoupment under the Company’s Compensation Recovery Policy. Any action by the Company to recover Erroneously Awarded Compensation (as defined in the Compensation Recovery Policy) under the Compensation Recovery Policy from the Grantee shall not be deemed (i) an event giving rise to a right to resign for “good reason”, if applicable, or serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to the Grantee or (ii) to constitute a breach of a contract or other arrangement to which the Grantee is a party.
12.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

INTELLIA THERAPEUTICS, INC.
By: ____________________
Name: John Leonard
Title: President and Chief Executive Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

PARTICIPANT:
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